Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S   R E L E A S E

Date:	February 2, 2011
Contact:	Peter B. Orthwein or Richard E. Riegel III
THOR ANNOUNCES PRELIMINARY SALES FOR QUARTER, SIX MONTHS;
BACKLOG, CASH AND INVESTMENTS
Thor Industries, Inc. (NYSE:THO) announced today preliminary sales, backlog, and cash & investments for the quarter and six months ended January 31, 2011.
Preliminary consolidated sales in the quarter were $524,662,000, up 22% from $430,025,000 last year. RV sales were $436,113,000, up 30% from $335,796,000 last year. Both consolidated and RV sales in the second quarter of Thor’s 2011 fiscal year include Heartland RV, acquired September 16, 2010. Bus sales were $88,549,000 versus $94,229,000 last year.
Consolidated sales in the six months were $1,131,346,000, up 21% from $932,577,000 last year. RV sales in the six months were $942,676,000, up 30% from $725,725,000 last year. Both consolidated and RV sales in the six months of Thor’s 2011 fiscal year include Heartland RV. Bus sales in the six months were $188,670,000, versus $206,852,000 last year.
Cash, cash equivalents and investments on January 31, 2011 were $98 million, lower due to increased working capital utilization tied to RV production ahead of the spring selling season, and greater capital expenditures to augment and upgrade production facilities. Consolidated backlog on January 31, 2011 was $689 million, compared to $711 million last year. RV backlog was $467 million, up 4% from $449 million last year. Both consolidated and RV backlogs on January 31, 2011 include Heartland RV. Bus backlog was $222 million versus $262 million last year.
“We are pleased with our second quarter sales and backlog results,” said Peter B. Orthwein, Thor Chairman, CEO & President. “However, increased discounting in the competitive RV market and challenging bus market, amortization costs related to our acquisition of Heartland RV, commodity cost increases incurred ahead of product price increases, and higher overhead costs primarily associated with increased RV production will impact our second quarter margins. Likewise, costs associated with our ongoing SEC review were higher in the second quarter. We expect some of these factors to abate and normalize in the coming months. Importantly, retail sales from the year’s early RV shows have been quite good, which demonstrates improving consumer confidence and that customers prefer Thor’s differentiated product lines. According to the latest Statistical Surveys retail sales results as of November, 2010, Thor’s retail RV market share has grown in each of its product categories. We remain optimistic about our business, especially now that we are entering the historically strong sales season of the year.”
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results incl ude, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information and the discussion of possible settlement with the SEC relating to the matters raised by the Audit Committee’s investigation, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, in creased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2010, and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended October 31, 2010 . The Company disclaims any obligation or undertaking to d isseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.